Exhibit 4.34

Confidential

EXCLUSIVE PURCHASE OPTION AGREEMENT

Regarding

BEIJING AIZHENXIN INFORMATION TECHNOLOGY CO., LTD.

By and among

TAO LU

HUI SONG

YU ZHANG

BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD.

And

BEIJING AIZHENXIN INFORMATION TECHNOLOGY CO., LTD.

August 13, 2012

EXCLUSIVE PURCHASE OPTION AGREEMENT

This EXCLUSIVE PURCHASE OPTION AGREEMENT (this “Agreement”) is made on August 13, 2012 in Beijing, the People’s Republic of China (“China” or “PRC”) by and among the following parties:

1.                                      TAO LU, a citizen of China (Chinese ID No.: 110106197104281814);

2.                                      HUI SONG, a citizen of China (Chinese ID No.: 110103197906080933);

3.                                      YU ZHANG, a citizen of China (Chinese ID No.: 210702197409260679);

(The above individuals are hereinafter individually and collectively referred to as the “Existing Shareholder(s)”.)

4.                                      BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD. (“Beijing Miyuan”)

Registered address: Room 408-409, Level 4, 39 Anding Road, Chaoyang District, Beijing;

5.                                      BEIJING AIZHENXIN INFORMATION TECHNOLOGY CO., LTD. (“Beijing Aizhenxin”)

Registered address: Room 302, Building No. 3, 6 Yangfangdian Road, Haidian District, Beijing.

(For the purpose of this Agreement, the above parties are hereinafter individually referred to as a “Party” and collectively as the “Parties”.)

WHEREAS:

(1)                                 The Existing Shareholders are the registered shareholders of Beijing Aizhenxin and legally hold all the equity interests in Beijing Aizhenxin, whose capital contribution and shareholding percentages in Beijing Aizhenxin as of the date hereof are set forth in Exhibit I.

(2)                                 The Existing Shareholders intend to transfer all of their respective equity interests in Beijing Aizhenxin to Beijing Miyuan and/or any other entity or individual designated by Beijing Miyuan and Beijing Miyuan intends to accept such transfer, subject to PRC Laws.

(3)                                 In order to realize the above equity transfer, the Existing Shareholders agree to jointly grant Beijing Miyuan an exclusive and irrevocable option to purchase the equity interest (the “Purchase Option”), pursuant to which, the Existing Shareholders shall, upon Beijing Miyuan’s request, transfer the Option Equity Interests (as defined below) to Beijing Miyuan and/or any other entity or individual designated by Beijing Miyuan in accordance with the terms of this Agreement and subject to PRC Laws.

(4)                                 Beijing Aizhenxin agrees the Existing Shareholders to grant the Purchase Option to Beijing Miyuan according to this Agreement.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I. DEFINITIONS

1.1                               Unless otherwise provided according to the context, in this Agreement, the following terms shall have the meanings given below:

“Authorized Person”	has the meaning as specified in Article 3.7 hereof.

“Business Licenses”

refers to any approval, permit, filing, registration etc. required for Beijing Aizhenxin to legally and effectively carry out its internet information services and other businesses, including but not limited to the Business License for Enterprise Legal Person, Tax Registration Certificate, Telecommunication and Information Service Business Operation License regarding the business operation of internet information service which is being applied by Beijing Aizhenxin, filing of computer network security and other relevant permits and licenses as required by PRC Laws then in effect.

“Confidential Information”	has the meaning as specified in Article 8.1 hereof.

“Defaulting Party”	has the meaning as specified in Article 11.1 hereof.

“Default”	has the meaning as specified in Article 11.1 hereof.

“Exercise Notice”	has the meaning as specified in Article 3.5 hereof.

“Beijing Aizhenxin’s Registered Capital”	refers to the registered capital of RMB20 million of Beijing Aizhenxin as of the date hereof, and any increased registered capital as a result of capital increase during the term of this Agreement.

“Beijing Aizhenxin’s Assets”

refers to all tangible and intangible assets that Beijing Aizhenxin owns or has the right to use during the term of this Agreement, including but not limited to any real properties, personal properties, as well as intellectual properties such as trademarks, copyrights, patents, proprietary technologies, domain names, software use rights.

“Material Agreements”

refers to agreements to which Beijing Aizhenxin is a party and which has material effect on Beijing Aizhenxin’s business or assets, including but not limited to the Exclusive Technology License and Services Agreement by and between Beijing Aizhenxin and Beijing Miyuan and other agreements regarding the business of Beijing Aizhenxin.

“Non-defaulting Party”	has the meaning as specified in Article 11.1 hereof.

“Option Equity Interests”

with respect to each of the Existing Shareholders, refers to all of his/her equity interests in Beijing Aizhenxin’s Registered Capital; with respect to all of the Existing Shareholders, refers to 100% of the equity interests in Beijing Aizhenxin’s Registered Capital.

“PRC Laws”	refers to the laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory instruments of China then in effect.

“Power of Attorney”	has the meaning as specified in Article 3.7 hereof.

“Such Right”	has the meaning as specified in Article 12.5 hereof.

“Shareholding Percentage Cap”	has the meaning as specified in Article 3.2 hereof.

“Transfer Equity Interests”

refers to the equity interests in Beijing Aizhenxin that Beijing Miyuan is entitled to request any or both of the Existing Shareholders to transfer to Beijing Miyuan or any of its designated entity or individual according to Article 3.2 hereof when Beijing Miyuan exercises its Purchase Option (the “Exercise”), the amount of which may be all or part of the Option Equity Interests, to be determined in the sole discretion by Beijing Miyuan according to the PRC Laws then in effect and its own commercial considerations.

“Transfer Price”

refers to, in accordance with Article IV hereof, all the consideration which shall be paid by Beijing Miyuan or its designated entity or individual to the Existing Shareholders for acquiring the Transfer Equity Interests upon each Exercise.

1.2                   Reference to any PRC Laws hereunder shall be deemed to include:

(1)                     any amendments, changes, extensions and reenactment pertaining to such PRC Laws, whether the effective dates of which are prior to or after the date of this Agreement; and

(2)                     any other decisions, notices and regulations promulgated in accordance with or taking effect as a result of such PRC Laws.

1.3                   Unless otherwise provided in the context hereof, references to the articles, clauses, items and paragraphs in this Agreement shall mean the corresponding articles, clauses, items and paragraphs of this Agreement.

ARTICLE II. GRANT OF PURCHASE OPTION

2.1                   The Existing Shareholders hereby jointly and severally agree to irrevocably and unconditionally grant to Beijing Miyuan an exclusive Purchase Option, pursuant to which Beijing Miyuan shall be entitled, subject to PRC Laws, to request the Existing Shareholders to transfer the Option Equity Interests to Beijing Miyuan or other entity or individual designated by Beijing Miyuan in accordance with this Agreement.  Beijing Miyuan hereby agrees to accept such Purchase Option.

2.2                   Beijing Aizhenxin hereby agrees to the grant of such Purchase Option to Beijing Miyuan by the Existing Shareholders in accordance with Article 2.1 above and other provisions of this Agreement.

ARTICLE III. EXERCISE

3.1                   To the extent as allowed under the PRC Laws, Beijing Miyuan shall have the absolute sole discretion as to determine the timing, method and number of times of its Exercise.

3.2                   In the event that the PRC Laws then in effect allow Beijing Miyuan and/or other entity or individual designated by Beijing Miyuan to hold all the equity interests in Beijing Aizhenxin, Beijing Miyuan shall have the right to choose to exercise all of its Purchase Option at one time, pursuant to which Beijing Miyuan and/or other entity or individual designated by Beijing Miyuan will purchase all of the Option Equity Interests from the Existing Shareholders at one time; in the event that the PRC Laws then in effect only allow Beijing Miyuan and/or other entity or individual designated by Beijing Miyuan to hold part of the equity interests in Beijing Aizhenxin, Beijing Miyuan shall have the right to determine the amount of the Transfer Equity Interests which shall not exceed the upper limit of the shareholding percentage as provided by PRC Laws then in effect (the “Shareholding Percentage Cap”), pursuant to which Beijing Miyuan and/or other entity or individual designated by Beijing Miyuan will purchase such amount of the Transfer Equity Interests from the Existing Shareholders.  Under the latter circumstance, with the gradual increase of the Shareholding Percentage Cap allowed under the PRC Laws, Beijing Miyuan shall have the right to exercise its Purchase Option for more than one time accordingly, so as to ultimately obtain all of the Option Equity Interests.

3.3                   Upon each Exercise, Beijing Miyuan shall have the right to determine at its sole discretion the amount of the Transfer Equity Interests that shall be transferred by the Existing Shareholders to Beijing Miyuan and/or other entity or individual designated by Beijing Miyuan under such Exercise, and the Existing Shareholders shall transfer the Transfer Equity Interests in the amount determined by Beijing Miyuan to Beijing Miyuan and/or other entity or individual designated by Beijing Miyuan respectively.  Beijing Miyuan and/or other entity or individual designated by Beijing Miyuan shall pay the Transfer Price for the acquired Transfer Equity Interests to the Existing Shareholders who sell such Transfer Equity Interests under each Exercise.

3.4                   Upon each Exercise, Beijing Miyuan may purchase the Transfer Equity Interests on its own or designate any third party to purchase all or part of the Transfer Equity Interests.

3.5                   After Beijing Miyuan determines to exercise its Purchase Option, it shall deliver a notice on Exercise of Purchase Option to the Existing Shareholders (the “Exercise Notice”, a form of which is set forth in Exhibit II attached hereto).  After receiving the Exercise Notice, the Existing Shareholders shall, according to the Exercise Notice, promptly transfer the Transfer Equity Interests to Beijing Miyuan and/or other entity or individual designated by Beijing Miyuan at one time in the manner as provided in Article 3.3 hereof.

3.6                   The Existing Shareholders hereby severally and jointly covenant and guarantee, once Beijing Miyuan delivers the Exercise Notice, the Existing Shareholders shall:

(1)                     promptly convene the shareholders’ meeting and adopt shareholders’ resolution and carry out all other necessary actions to approve the transfer of all the Transfer Equity Interests to Beijing Miyuan and/or other entity or individual designated by Beijing Miyuan at the Transfer Price;

(2)                     promptly execute the equity transfer agreement with Beijing Miyuan and/or other entity or individual designated by Beijing Miyuan regarding the transfer of all the Transfer Equity Interests to Beijing Miyuan and/or other entity or individual designated by Beijing Miyuan at the Transfer Price; and

(3)                     pursuant to Beijing Miyuan’s request and the provisions of laws and regulations, provide necessary assistance to Beijing Miyuan (including the provision and execution of all relevant legal documents, performance of all necessary procedures of government approvals and registrations and all relevant obligations), so as to ensure Beijing Miyuan and/or other entity or individual designated by Beijing Miyuan can obtain all of the Transfer Equity Interests without legal defects.

3.7                   Upon execution of this Agreement, the Existing Shareholders shall each execute a power of attorney (the “Power of Attorney”, form of which is set forth in

Exhibit III attached hereto), authorizing in writing any person appointed by Beijing Miyuan (the “Authorized Person”) to represent the Existing Shareholders to execute any and all necessary legal documents according to this Agreement, so as to ensure Beijing Miyuan and/or other entity or individual designated by Beijing Miyuan can obtain all of the Transfer Equity Interests without legal defects.  Such Power of Attorney shall be kept in Beijing Miyuan’s custody, and where necessary, Beijing Miyuan may request at any time the Existing Shareholders to execute multiple counterparts of such Power of Attorney and submit such to the relevant government authorities.  Only when Beijing Miyuan delivers written notice to the Existing Shareholders requesting replacement of the Authorized Person, shall the Existing Shareholders promptly revoke the authorization to the existing Authorized Person and authorize the Authorized Person otherwise appointed by Beijing Miyuan to represent the Existing Shareholders to execute any and all necessary legal documents according to this Agreement, and the new Power of Attorney, once executed, shall supersede the original Power of Attorney; except for the above circumstance, the Existing Shareholders shall not revoke the Power of Attorney made to the Authorized Person.

ARTICLE IV. TRANSFER PRICE

Upon each Exercise by Beijing Miyuan, the Transfer Price to be paid by Beijing Miyuan or the entity or individual designated by Beijing Miyuan to the Existing Shareholders shall be the amount of Beijing Aizhenxin’s Registered Capital at that time multiplying by the percentage of the Transfer Equity Interests in the total equity interests of Beijing Aizhenxin, or the price otherwise agreed by the Parties in writing.  In the event there is any compulsory requirement provided by PRC Laws then in effect with respect to the Transfer Price, Beijing Miyuan or the entity or individual designated by Beijing Miyuan shall be entitled to purchase the Transfer Equity Interests at a Purchase Price which is the lowest price allowed under the PRC Laws.  If the lowest price allowed under the PRC Laws is in excess of the amount of registered capital corresponding to the Transfer Equity Interests, the Existing Shareholders shall repay to Beijing Miyuan such excess amount pursuant to the provisions under the Loan Agreement by and among Beijing Miyuan and the Existing Shareholders.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

5.1                   The Existing Shareholders hereby severally and jointly represent and warrant as follows, and such representations and warranties shall remain in effect as if they are made upon the transfer of the Option Equity Interests.

5.1.1                     The Existing Shareholders are Chinese citizens with full civil capacity, full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act as an eligible party to litigation independently.

5.1.2                     Beijing Aizhenxin is a limited liability company duly registered and existing under the PRC Laws with independent legal person status, full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act as an eligible party to litigation independently.

5.1.3                     The Existing Shareholders have the full power and authorization to execute and deliver this Agreement and all other documents relevant to the contemplated transaction hereunder to be executed by them, and to consummate the contemplated transaction hereunder.

5.1.4                     This Agreement shall be legally and duly executed and delivered by the Existing Shareholders.  This Agreement shall constitute legal and binding obligation upon the Existing Shareholders, and can be enforced against the Existing Shareholders in accordance with this Agreement.

5.1.5                     The Existing Shareholders are the registered legal owners of the Option Equity Interests when this Agreement comes into effect.  Except for the rights created under this Agreement, the Equity Pledge Agreement by and among the Existing Shareholders and Beijing Miyuan, and the Shareholders’ Voting Rights Entrustment Agreement by and among the Existing Shareholders, Beijing Miyuan and Beijing Aizhenxin, the Option Equity Interests shall be free of any lien, pledge, claim and other encumbrances and third party rights.  Pursuant to this Agreement, after the Exercise, Beijing Miyuan and/or other entity or individual designated by Beijing Miyuan shall obtain the title to the Transfer Equity Interests which is in good standing and free of any lien, pledge, claim and other encumbrances or third party rights.

5.2                   Beijing Aizhenxin hereby represents and warrants as follows:

5.2.1                     Beijing Aizhenxin is a limited liability company duly registered and existing under the PRC Laws with independent legal person status.  Beijing Aizhenxin has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act as an eligible party to litigation independently.

5.2.2                     Beijing Aizhenxin has the full internal corporate power and authorization to execute and deliver this Agreement and all other documents relevant to the contemplated transaction hereunder to be executed by it, and the full power and authorization to consummate the contemplated transaction hereunder.

5.2.3                     This Agreement shall be legally and duly executed and delivered by Beijing Aizhenxin.  This Agreement constitutes legal and binding obligation upon Beijing Aizhenxin.

5.2.4                     The Existing Shareholders are the entire registered legal shareholders of Beijing Aizhenxin as of the execution date of this Agreement.  Pursuant to this Agreement, after Exercise, Beijing Miyuan and/or other entity or individual designated by Beijing Miyuan shall obtain the title to the Transfer Equity Interests which is in good standing and free of any lien, pledge, claim and other encumbrances or third party rights.

5.2.5                     Beijing Aizhenxin has been operated in accordance with laws since its establishment and there exists no violation or potential violation with the provisions or requirements by industry and commerce authority, tax authority, telecommunication authority, quality and technology supervision authority, labor and social security authority and any other government authorities, and there exists no Default dispute in relation to any contract either.

5.3                   Beijing Miyuan hereby represents and warrants as follows:

5.3.1                     Beijing Miyuan is a wholly foreign-owned limited liability company duly registered and existing under the PRC Laws with independent legal person status.  Beijing Miyuan has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act as a party to litigation independently.

5.3.2                     Beijing Miyuan has the full internal corporate power and authorization to execute and deliver this Agreement and all other documents relevant to the transactions contemplated hereunder to be executed by it, and the full power and authorization to consummate the contemplated transaction hereunder.

5.3.3                     This Agreement shall be legally and duly executed and delivered by Beijing Miyuan. This Agreement constitutes legal and binding obligations of Beijing Miyuan.

ARTICLE VI. COVENANTS OF EXISTING SHAREHOLDERS

The Existing Shareholders hereby severally covenant as follows:

6.1                   During the term of this Agreement, the Existing Shareholders shall take all necessary measures to ensure that Beijing Aizhenxin is able to obtain in a timely manner all Business Licenses required to carry out its business operations and maintain all the Business Licenses in effect at any time.

6.2                   During the term of this Agreement, without the prior written consent of Beijing Miyuan:

6.2.1                     any of the Existing Shareholders shall not transfer or otherwise dispose of any Option Equity Interests or create any encumbrances or other third party rights thereon;

6.2.2                     any of the Existing Shareholders shall not increase or reduce Beijing Aizhenxin’s Registered Capital or alter the current shareholding structure of Beijing Aizhenxin as set forth in Exhibit I hereto in any manner;

6.2.3                     any of the Existing Shareholders shall not dispose of or cause the management of Beijing Aizhenxin to dispose of any of Beijing Aizhenxin’s Assets (except for those during the ordinary business operation);

6.2.4                     any of the Existing Shareholders shall not terminate or cause the management of Beijing Aizhenxin to terminate any of the Material Agreements executed by Beijing Aizhenxin, or to enter into any other agreements in conflict with the existing Material Agreements;

6.2.5                     any of the Existing Shareholders shall not appoint or replace any directors, supervisors, or any other management personnel of Beijing Aizhenxin which shall be appointed and removed by the Existing Shareholders;

6.2.6                     any of the Existing Shareholders shall not cause or approve Beijing Aizhenxin to declare any distribution of or actually distribute any distributable profits, dividends or dividend on shares;

6.2.7                     any of the Existing Shareholders shall ensure Beijing Aizhenxin being duly existing and not terminated, liquidated or dissolved;

6.2.8                     any of the Existing Shareholders shall not cause or approve Beijing Aizhenxin to amend its articles of association;

6.2.9                     any of the Existing Shareholders shall ensure Beijing Aizhenxin not to lend or borrow any loan or provide guarantee or security of any kind, or to undertake any other material obligations beyond its ordinary business operations; and

6.2.10              any of the Existing Shareholders shall ensure Beijing Aizhenxin not to merge with any third party, acquire the assets or equity interests of any third party, or otherwise invest in any third party.

The Parties agree that, if the combined percentage of shareholdings of Beijing Aizhenxin of the Existing Shareholders falls under 50% (excluding 50%) due to the purchase of all or part of the equity interests in Beijing Aizhenxin held by the Existing Shareholders by Beijing Miyuan and/or other entity or individual designated by Beijing Miyuan, the part of covenanted contents under this Article which are beyond the reasonable control of the Existing Shareholders shall no longer apply to the Existing Shareholders.

6.3                   During the term of this Agreement, the Existing Shareholders shall use their best endeavors to develop Beijing Aizhenxin’s business and ensure the legitimate operations of Beijing Aizhenxin in compliance with laws and regulations.  The Existing Shareholders shall guarantee that they will not do any act or omit to do any act which may damage Beijing Aizhenxin’s Assets, business reputation or affect the validity of Beijing Aizhenxin’s Business Licenses.

ARTICLE VII. COVENANTS OF BEIJING AIZHENXIN

7.1                   In the event that the execution and performance of this Agreement and the grant of the Purchase Option hereunder are subject to any third party consent, permit, waiver, authorization or any governmental approval, permit, exemption or registration or filing procedures with any government authorities (if legally required), Beijing Aizhenxin shall use its best endeavors to assist in satisfying the above requirements.

7.2                   Without the prior written consent of Beijing Miyuan, Beijing Aizhenxin shall not assist or allow the Existing Shareholders to transfer or otherwise dispose of any Option Equity Interests or to create any encumbrances or other third party rights thereon.

7.3                   Beijing Aizhenxin shall not take or allow any conduct or act which may have adverse effect on the benefits of Beijing Miyuan under this Agreement.

ARTICLE VIII. CONFIDENTIALITY

8.1                   Whether this Agreement is terminated or not, the Existing Shareholders shall be obliged to keep confidential the following information (collectively the “Confidential Information”):

(i)             the execution, performance of this Agreement and the content hereof;

(ii)          trade secret, proprietary information and client information of Beijing Miyuan that are known to or received by the Existing Shareholders as a result of execution and performance of this Agreement; and

(iii)       trade secret, proprietary information and client information of Beijing Aizhenxin that are known to or received by the Existing Shareholders as the shareholders of Beijing Aizhenxin.

The Existing Shareholders shall use such Confidential Information only for the purpose of performing their obligations hereunder.  Without written permit from Beijing Miyuan, any of the Existing Shareholders shall not disclose the above Confidential Information to any third party, otherwise he/she shall assume Default liabilities and indemnify any losses.

8.2                   Upon the termination of this Agreement, upon Beijing Miyuan’s request, each of the Existing Shareholders shall return, destroy or otherwise dispose of all of the documents, materials or software containing the Confidential Information, and cease using such Confidential Information.

8.3                   Notwithstanding any other provisions hereunder, this Article shall survive the suspension or termination of this Agreement.

ARTICLE IX. TERM OF THE AGREEMENT

This Agreement shall come into effect from the date of execution by the Parties, and shall terminate once all of the Option Equity Interests have been legally transferred to Beijing Miyuan and/or other entity or individual designated by Beijing Miyuan as agreed in accordance with this Agreement.

ARTICLE X. NOTICE

10.1            All notices, requests, demands and other correspondences required by or in accordance with this Agreement shall be delivered to the relevant Party in writing.

10.2            The above notices or other correspondences shall be deemed to be properly delivered upon sending when delivered through fax or telegraph, upon delivered in person when personally delivered, or at the fifth (5th) day of mailing if sent by mail.

ARTICLE XI. DEFAULT LIABILITIES

11.1            The Parties agree and acknowledge that, in the event that a Party (the “Defaulting Party”) substantially violates any of the agreements hereunder or fails to perform any of its obligations hereunder substantially, it shall constitute a default under this Agreement (the “Default”).  The non-defaulting party (the “Non-defaulting Party”) shall be entitled to request the Defaulting Party to rectify the Default or take remedial measures within a reasonable period.  In the event that the Defaulting Party fails to rectify the Default or take remedial measures within a reasonable period or within ten (10) days after a written notice sent by the Non-defaulting Party to the Defaulting Party requesting for the rectification, and if the Defaulting Party is the Existing Shareholder or Beijing Aizhenxin, the Non-defaulting Party shall be entitled to determine, at its sole discretion, to: (1) terminate this Agreement and request the Defaulting Party to indemnify all losses incurred by the Non-defaulting Party, or (2) request the Defaulting Party to continue to perform its obligations hereunder and indemnify all losses incurred by the Non-defaulting Party; if the Defaulting Party is Beijing Miyuan, the Non-defaulting Party shall be entitled to request the Defaulting Party to continue to perform its obligations hereunder and to indemnify all losses incurred by the Non-defaulting Party.

11.2            The Parties agree and acknowledge that the Existing Shareholders and Beijing Aizhenxin shall not request to terminate this Agreement for any reason under any circumstances.

11.3            The rights and remedies hereunder shall be accumulative and shall not preclude any other statutory rights or remedies.

11.4            Notwithstanding any other provisions hereunder, this Article shall survive the suspension or termination of this Agreement.

ARTICLE XII. MISCELLANEOUS

12.1            This Agreement shall be signed in five (5) originals in Chinese. Each original shall have equal legal force, and each Party shall retain one (1) original of this Agreement.

12.2            The conclusion, validity, performance, amendment, interpretation and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

12.3            Any dispute arising out of or relating to this Agreement shall be settled by the disputing Parties through consultation. In case the disputing Parties fail to reach an agreement within thirty (30) days of the dispute, such dispute shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with the arbitration rules of CIETAC then in effect.  The arbitration award shall be final and binding upon the disputing Parties.

12.4            Any right, power and remedy granted to a Party under any provision of this Agreement shall not preclude any other right, power or remedy such Party is entitled to under any laws or regulations or any other provision of this Agreement.  The exercise of its right, power and remedy by a Party shall not preclude the exercise of any other right, power and remedy that such Party is entitled to.

12.5            Any Party’s failure or delay in exercising any of its right, power and remedy (“Such Rights”) under this Agreement or laws shall not result in a waiver of Such Rights, nor shall any single or partial waiver of any Such Right preclude any exercise of Such Right in other manner or the exercise of any other Such Rights by such Party.

12.6            The headings in this Agreement shall be for reference purpose only and shall not be used for or affect the construction of the Agreement in any event.

12.7            Each provision of this Agreement shall be severable and independent of each of the other provision.  In the event that one or several provisions of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected.

12.8            This Agreement, once executed, shall supersede any other legal documents executed previously by and among the Parties regarding the same subject hereof.  Any amendment or supplement to this Agreement shall be made in writing, and shall take effect after duly executed by the Parties.

12.9            Without prior written consent of Beijing Miyuan, any of the Existing Shareholders or Beijing Aizhenxin shall not transfer any of its rights and/or obligations hereunder to any third party.  Beijing Miyuan shall be entitled to transfer any of its rights and/or obligations hereunder to any third party designated by it after notifying the Existing Shareholders and Beijing Aizhenxin.

12.10     This Agreement shall be binding upon the legal successor of each Party.

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[Signature Page]

IN WITNESS WHEREOF, this Exclusive Purchase Option Agreement has been duly executed by the Parties as of the date and at the place first above written.

Tao LU

Signature:	/s/ Tao Lu

Hui SONG

Signature:	/s/ Hui Song

Yu ZHANG

Signature:	/s/ Yu Zhang

BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD.

(Company Seal) [seal: Beijing Miyuan Information Technology Co., Ltd.]

Signature:

Name:
Title: Authorized Representative

BEIJING AIZHENXIN INFORMATION TECHNOLOGY CO., LTD.

(Company Seal) [seal: Beijing Aizhenxin Information Technology Co., Ltd.]

Signature:

Name:
Title: Authorized Representative

Exhibit I

Basic Information of Beijing Aizhenxin

Company Name: Beijing Aizhenxin Information Technology Co., Ltd.

Registered Address: Room 302, Building No. 3, 6 Yangfangdian Road, Haidian District, Beijing

Registered Capital: RMB20 million

Legal Representative: Yu ZHANG

Shareholding Structure:

Name of Shareholder	Contribution to Registered Capital		Percentage of Capital Contribution
Tao LU	RMB	6,000,000	30%
Hui SONG	RMB	6,000,000	30%
Yu ZHANG	RMB	8,000,000	40%

Fiscal Year: January 1 to December 31 of a calendar year

Exhibit II

Form of Exercise Notice

To: [Name of the Existing Shareholders]

Whereas our company has entered into an EXCLUSIVE PURCHASE OPTION AGREEMENT (the “Agreement”) with you and Beijing Aizhenxin Information Technology Co., Ltd. (“Beijing Aizhenxin”) on             , 2012, under which, to the extent as allowed under the PRC laws and regulations, you shall, upon request of our company, transfer to our company or any third party designated by our company the equity interests held by you in Beijing Aizhenxin.

Now therefore, our company hereby notifies you as follows:

Our company hereby request to exercise the Purchase Option under the Agreement to purchase            % of the equity interests held by you in Beijing Aizhenxin (the “Equity Interests to Be Transferred”) by our company/[name of the company/individual] designated by our company.  Once you receive this notice, please promptly transfer the Equity Interests to Be Transferred to our company/[name of the company/individual] designated by our company in accordance with the Agreement.

Yours Sincerely,

Beijing Miyuan Information Technology Co., Ltd.

(Company Seal)

Authorized Representative:

Date:

Exhibit III

Form of Power of Attorney

I,                             , hereby irrevocably authorize                                [ID No.                                   ] to act as my authorized representative to execute the Equity Transfer Agreement regarding the transfer of the equity interests in Beijing Aizhenxin Information Technology Co., Ltd. by and among Beijing Aizhenxin Information Technology Co., Ltd., Beijing Miyuan Information Technology Co., Ltd. and me, and other relevant legal documents.

Signature:

Date: